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                                                                   EXHIBIT 10(R)


                          DIRECTORS' PHANTOM SHARE PLAN


             Adopted by the Board of Directors on September 18, 1995
    Amended by the Board of Directors on February 16, 1998 and April 17, 2000


WHEREAS, the Board of Directors has previously established a retirement income program for certain Directors of the Company by resolution adopted on February 17, 1982 ("1982 Directors' Retirement Plan"); and

WHEREAS, the Board of Directors wishes to replace the 1982 Directors' Retirement Plan with a phantom share plan and establish certain transitional provisions;

NOW THEREFORE, BE IT RESOLVED, that the following plan, to be known as the Directors' Phantom Share Plan is hereby established with the following terms and conditions:

      Directors, except employees or former employees of the Company or its subsidiaries within five years of their termination of employment who are Directors ("Outside Directors"), shall receive annual grants of phantom shares ("Phantom Shares") (each Phantom Share to equal the fair market value of one share of Company common stock) equal in value to one times the then current annual retainer for Outside Directors on each Board service anniversary date (as hereinafter defined) through the tenth Board service anniversary date following the date such Outside Director first became eligible to participate in the Plan. No further awards of Phantom Shares shall be made following such tenth Board service anniversary date.

      With respect to the current Outside Directors:

      o Outside Directors with ten or more years of Board service as of the date hereof shall receive no grant of Phantom Shares but shall continue to be eligible to receive benefits under the 1982 Directors' Retirement Plan.

      o Outside Directors with at least five years but less than ten years of Board service as of the date hereof shall receive an annual grant of Phantom Shares equal in value to one times the then current annual retainer for Outside Directors on each Board service anniversary date commencing on their next Board service anniversary date through their tenth Board service anniversary date. Such Directors shall continue to be eligible to receive benefits under the 1982



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            Directors' Retirement Plan to the extent such benefits are accrued for benefit computation purposes as of the date hereof (rounded to completed years of Board service).

      o Outside Directors with less than five years of Board service as of the date hereof shall receive an initial grant of Phantom Shares equal to the current annual retainer for Outside Directors times the number of years (rounded to completed years) of Board service. Such Directors shall thereafter receive an annual grant of Phantom Shares equal to one times the then current annual retainer for Outside Directors on each Board service anniversary date commencing on their next Board service anniversary date through their tenth Board service anniversary date. Such Directors shall not be eligible for any benefits under the 1982 Directors' Retirement Plan.

      Dividend equivalents will be accrued on all Phantom Shares granted under this Plan. Upon the payment date of each dividend declared on the Company's common stock, that number of additional Phantom Shares will be credited to each Outside Directors' account which is equivalent in value to the aggregate amount of dividends which would be paid if the number of Phantom Shares credited to each Outside Directors' account were actual shares of the Company's common stock.

      All Phantom Shares become fully vested at the earlier of:

            (i)   five years from the date of grant;

            (ii) upon the Director's termination of service on the Board on or after age 55; or

            (iii) a "Change in Control" as defined in the Company's Key
                  Employees' Stock Option Plan.

      Upon termination of Board service (the "termination date") the fair market value of all vested Phantom Shares shall be paid to each Outside Director in cash, subject to applicable withholding taxes, as follows:

      The value of each Outside Directors' account shall be paid in 12 installments commencing on the first day of the month coincident with or next following the Directors termination date, and on the first day of the next 11 months thereafter (each an "installment date"). Each installment shall equal a fractional amount of each Outside Directors' account, the numerator of which is one and the denominator of which is equal to the number of months remaining between the installment date and 12 months after the first installment date.


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      For all purposes of this Plan, the fair market value for the Company's common stock and Phantom Shares shall be the mean of the high and low prices of the Company's common stock on the relevant date as reported on the New York Stock Exchange - Composite Transactions Listing (or similar report) or if no sale was made on such date, then on the next preceding day on which such sale was made.

      The first Board service anniversary date for each Outside Director shall mean the date of the first Annual Meeting of Shareholders following election as a Director; provided, however, in the case of an Outside Director who is a former employee of the Company or its subsidiaries, the first Board service anniversary date shall mean the date of the first Annual Meeting of Shareholders following the date such Outside Director first became eligible to participate in the Plan. Each Board service anniversary thereafter shall be the date of the next Annual Meeting of Shareholders.

      Any person who is entitled to benefits under the 1982 Directors' Retirement Plan as of the date hereof shall be fully vested in the right to receive such benefits. No additional accrual of years of service for benefit calculation purposes shall be made under the 1982 Directors' Retirement Plan. Other than as expressly provided in these Directors' Phantom Share Plan resolutions, the resolutions of February 17, 1982 are hereby rescinded and are of no further force and effect.

      No award of Phantom Shares shall be assignable or transferable by the Outside Directors, except by will or by the laws of descent and distribution.

      The number of Phantom Shares credited to an Outside Directors' account shall be adjusted to reflect any stock split, stock dividend, combination of shares, merger, consolidation, reorganization, or other change in the structure of the Company or the nature of the Company's common stock (the "event") in the same manner as the event affects the Company's common stock.

      The Board of Directors may alter or amend this Plan, in whole or in part, from time to time, or terminate the Plan at any time, provided, however, no such action shall adversely affect any rights or obligations with respect to awards of Phantom Shares previously made under the Plan, without consent of the individual Outside Director.

FURTHER RESOLVED, that the officers of the Company be and they severally are authorized to do and perform each and every act and thing and to execute and deliver any and all documents as, on the advice of legal counsel of the Company, such officers may deem necessary or advisable to implement the intent and purpose of the preceding resolutions, such officer's execution thereof to be conclusive evidence of the exercise of the discretionary authority herein conferred.



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